As filed with the Securities and Exchange Commission on October 30, 2025

Registration No. 333-269471

Registration No. 333-271433

Registration No. 333-272144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-269471

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-271433

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-272144

UNDER

THE SECURITIES ACT OF 1933

89BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4946844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 DNA Way

South San Francisco, California 94080

(650) 225-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roger Brown

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Telephone: (650) 225-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon R. Flanagan

John H. Butler

Sally Wagner Partin

Daniel J. Belke

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Telephone: (415) 772-1200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

89bio, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statements as of the date hereof:

•

Registration Statement No.  333-269471, initially filed with the SEC on January 31, 2023, as amended February 10, 2023, registering the offer and sale of up to $500,000,000 in the aggregate of the Company’s common stock, par value $0.001 per share (the “Common Stock”), preferred stock, par value $0.001 per share, debt securities, warrants and/or units;

•

Registration Statement No. 333-271433, initially filed with the SEC on April 25, 2023, registering the offer on a resale basis of 795,631 shares of the Company’s Common Stock by K2 HealthVentures LLC and its affiliates; and

•

Registration Statement No. 333-272144, initially filed with the SEC on May 23, 2023, registering the offer and sale of an indeterminate number of the Company’s Common Stock, preferred stock, par value $0.001 per share, debt securities, warrants, and/or units.

On September 17, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roche Holdings, Inc., a Delaware corporation (“Parent”), and Bluefin Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Offeror”). On October 30, 2025, pursuant to the Merger Agreement, Offeror merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company is terminating all offerings of its securities registered pursuant to the Registration Statements. The Company is filing these Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements and remove from registration any and all securities registered under the Registration Statements but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 30th day of October, 2025. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

89BIO, INC.

By:	/s/ Roger Brown
Roger Brown
Vice President, Treasurer, and Assistant Secretary